                                                                    EXHIBIT 9(d)

                                                                  CONFORMED COPY


                             DATED 23rd OCTOBER 1995


                    OLD MUTUAL SOUTH AFRICA EQUITY TRUST         (1)

                         OLD MUTUAL EQUITY GROWTH ASSETS
                              SOUTH AFRICA FUND                  (2)

                                     - and -

                            OLD MUTUAL SOUTH AFRICA
                           GROWTH ASSETS FUND LIMITED            (3)


                       -----------------------------------
                       INVESTMENT RESTRICTIONS UNDERTAKING
                       -----------------------------------


                                   Norton Rose
                                     London

THIS AGREEMENT is made on 23RD October 1995 BETWEEN:

(1) OLD MUTUAL SOUTH AFRICA EQUITY TRUST (organised as a Massachusetts trust) whose principal office is at Richmond House, 12 Par-la-Ville Road, Hamilton, Bermuda (the "MASTER TRUST");

(2) OLD MUTUAL EQUITY GROWTH ASSETS SOUTH AFRICA FUND (organised as a Massachusetts business trust) whose principal office is at Richmond House, 12 Par-la-Ville Road, Hamilton, Bermuda (the "OMEGA FUND"); and

(3) OLD MUTUAL SOUTH AFRICA GROWTH ASSETS FUND LIMITED (registered in Bermuda with number EC2110) whose registered address is at Richmond House, 12 Par-la-Ville Road, Hamilton, Bermuda (the "SAGA FUND").

WHEREAS:

(A) application has been made for shares in the SAGA Fund to be admitted to listing on the Irish Stock Exchange;

(B) this Agreement sets out undertakings of the Master Trust as to changes in its investment objective, policies and restrictions given in connection with that application.

NOW IT IS HEREBY AGREED as follows:

1        DEFINITIONS

1.1 In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

         "DECLARATION OF TRUST" means the declaration of trust of the OMEGA Fund dated as of 1st September 1995

         "HOLDERS" means holders of beneficial interest in the OMEGA Fund

         "PLACEMENT MEMORANDUM" means the placement memorandum relating to the SAGA Fund dated 1st November 1995

         "SHAREHOLDERS" means the registered holders of shares in the SAGA Fund.

1.2 The headings to clauses and schedules shall not affect their interpretation.

1.3 Reference to clauses and schedules are reference to clauses of and schedules to this Agreement.

2        MASTER TRUST UNDERTAKINGS

2.1 The Master Trust hereby irrevocably undertakes to the OMEGA Fund and the SAGA Fund that:

         (a) the Master Trust will not make any material change in its investment objective described under the heading "Investment Objective" in the Placement Memorandum or to its investment policies described under the heading "Investment Policies" in the Placement Memorandum except in unforeseen circumstances and with the approval of a majority vote of Shareholders and a majority vote of Holders;

         (b) the Master Trust will comply with the investment restrictions set out in the schedule and will not change those restrictions for so long as shares in the SAGA Fund are listed on the Irish Stock Exchange.

2.2 If the Master Trust wishes to effect a change requiring approval under clause 2.1(a), the SAGA Fund and the OMEGA Fund agree to procure the holding of a meeting of Shareholders and Holders respectively at which a resolution is put seeking such approval.

3        GENERAL

3.1 This Agreement is conditional on the SAGA Fund acquiring an interest in the Master Trust and on shares in the SAGA Fund being admitted to listing on the Irish Stock Exchange.

3.2 This Agreement shall cease to have effect on the earlier of the SAGA Fund ceasing to hold an interest in the Master Trust and the shares in the SAGA Fund ceasing to be listed on the Irish Stock Exchange.

3.3 The undersigned trustee or officer of the Master Trust has executed this Agreement not individually but as trustee or officer under the Declaration of Trust and the obligations of this Agreement are not binding upon any of the trustees or officers of the Master Trust individually.

3.4 The undersigned trustee or officer of the OMEGA Fund has executed this Agreement not individually but as trustee or officer under the declaration of trust of the OMEGA Fund and the obligations of this Agreement are not binding upon any of the trustees or officers of the OMEGA Fund individually but as to the OMEGA Fund bind only the Trust Estate (as defined in the declaration of trust of the OMEGA Fund).

3.5 This Agreement may be executed in two or more counterparts, each of which shall constitute an original but which, when taken together, shall constitute one agreement.

4        GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with English law and each of the parties hereby submits to the non-exclusive jurisdiction of the High Court of Justice in England.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

                                   SCHEDULE 1
                  IRISH STOCK EXCHANGE INVESTMENT RESTRICTIONS

         (i) No more than 20% of the gross assets of the Master Trust may be lent to or invested in the securities of any one issuer;

         (ii) the Master Trust will not take legal or management control of investments in its portfolio;

         (iii) not more than 10% of the gross assets of the Master Trust will be invested in physical commodities;

         (iv) not more than 10% of the gross assets of the Master Trust will be invested in real estate;

         (v) the Master Trust will not engage in any property development activity;

         (vi) the Master Trust will adhere to the principle of diversification in relation to any derivative investments;

         (vii) the Master Trust will not make any investment which would expose it to unlimited liability, including participation in an unlimited partnership;

         (viii) the Master Trust will only enter into underwriting or sub-underwriting contracts to a limited extent and incidental to the investment activities of the Master Trust; and

         (ix) the Master Trust will not have a net exposure to a single financing counterparty that exceeds 20% of its gross assets.

SIGNED by WILLIAM BOYAN                    )
for and on behalf of                       )
OLD MUTUAL SOUTH AFRICA                    )
EQUITY TRUST                               )
in the presence of: ANDREW MITCHELL        )       WILLIAM BOYAN

SIGNED by KENNETH WILLIAMS                 )
for and on behalf of                       )
OLD MUTUAL EQUITY GROWTH                   )
ASSETS SOUTH AFRICA FUND                   )
in the presence of: ANDREW MITCHELL        )       KENNETH WILLIAMS

SIGNED by MICHAEL DREW                     )
for and on behalf of                       )
OLD MUTUAL SOUTH AFRICA                    )
GROWTH ASSETS FUND LIMITED                 )
in the presence of: ANDREW MITCHELL        )       MICHAEL DREW